Filed pursuant to 424(b)(3)
Registration No. 333-133116

SUPPLEMENT NO. 12
DATED OCTOBER 19, 2007
TO THE PROSPECTUS DATED OCTOBER 6, 2006
OF BEHRINGER HARVARD REIT I, INC.

This Supplement No. 12 supplements, and should be read in conjunction with, the prospectus of Behringer Harvard REIT I, Inc. dated October 6, 2006, Supplement No. 6 dated April 24, 2007, Supplement No. 7 dated May 15, 2007, Supplement No. 9 dated July 13, 2007, Supplement No. 10 dated August 15, 2007 and Supplement No. 11 dated August 16, 2007. Supplement No. 6 superseded and replaced the following prior supplements to the prospectus dated October 6, 2006:  Supplement No. 1 dated November 1, 2006; Supplement No. 2 dated November 15, 2006; Supplement No. 3 dated November 30, 2006; Supplement No. 4 dated December 22, 2006; and Supplement No. 5 dated February 23, 2007. Supplement No. 9 superseded and replaced Supplement No. 8 dated July 12, 2007. Unless otherwise defined in this Supplement No. 12, capitalized terms used herein have the same meanings as set forth in the prospectus.

Status of the Offering

We commenced our third public offering of common stock on October 20, 2006.  Through October 18, 2007, we have accepted investors’ subscriptions to this offering and issued approximately 89.2 million shares of our common stock resulting in aggregate gross proceeds of approximately $833.8 million.

Suitability Standards

This section supplements the discussion contained in our prospectus under the heading “Suitability Standards,” which begins on page v of the prospectus.

Effective as of October 20, 2007, investors in Iowa, Kansas and North Carolina must have, excluding the value of the investor’s home, home furnishings and automobiles, either (1) a net worth of at least $250,000 or (2) a gross annual income of at least $70,000 and a net worth of at least $70,000.